Exhibit 10.9
DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
December 10, 2008
Mr. Mark Culhane
c/o DemandTec, Inc.
One Circle Star Way, Suite 200
San Carlos, CA 94070
Dear Mark:
          You and DemandTec, Inc. (the “Company”) signed an offer letter dated July 20, 2001, and amended it on February 11, 2005, and December 2, 2005 (as amended, the “Offer Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Offer Letter is hereby further amended by inserting the following new provisions at the end of the Offer Letter:
     Separation from Service. Wherever this Offer Letter refers to a termination of employment, termination of service or similar event, including (without limitation) a termination without Cause or Constructive Termination, the reference will be construed as a Separation, as defined below. This paragraph supersedes any contrary provision of this Offer Letter.
     Release and Time of Payment. This Offer Letter requires that you execute a release of claims in order to receive severance benefits. The Company will deliver the form of release to you within 30 days after your Separation. You must execute and return the release within the period of time set forth in the form of release provided by the Company. The lump sum severance benefit under this Offer Letter will be paid not later than 30 days after the last date for returning the release.
     Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (a) the lump sum severance benefit under this Offer Letter, to the extent that it is subject to Section 409A of the Code, will be paid during the seventh month after your Separation. If applicable, this paragraph supersedes any contrary provision of this Offer Letter.
     Definition of “Constructive Termination.” For purposes of determining your eligibility for a lump sum severance benefit (but not for any other purpose under this Offer Letter), “Constructive Termination” means a Separation that occurs because either (a) your service is terminated by the Company without

Mr. Mark Culhane
December 10, 2008

Cause or (b) you resign for Good Reason. “Good Reason” means that (i) you have been assigned to duties which reflect a material adverse change in your authority or responsibility with the Company or any successor, (ii) the annual rate of your base salary was materially reduced by the Company or (iii) the Company has relocated your principal place of work by a distance of 35 miles or more. However, a condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.
     Definition of “Separation.” For all purposes under this Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
          Except as expressly set forth above, the Offer Letter will remain in effect without change.
          You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours, DemandTec, Inc.
By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary

I have read and accept this amendment:
/s/ Mark A. Culhane
Dated:  12/17/08

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